      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1996
                                                       REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           BEVERLY ENTERPRISES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                          95-4100309
          (STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)

                         5111 ROGERS AVENUE, SUITE 40-A
                        FORT SMITH, ARKANSAS 72919-0155
                                 (501) 452-6712
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             ROBERT W. POMMERVILLE
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         5111 ROGERS AVENUE, SUITE 40-A
                        FORT SMITH, ARKANSAS 72919-0155
                                 (501) 452-6712
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

                                GARY OLSON, ESQ.
                                LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  From time to time after the effective date of this Registration Statement as determined by market conditions.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------

                                                   (Continued on following page)

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                                            PROPOSED
                                                           PROPOSED          MAXIMUM
                                           AMOUNT           MAXIMUM         AGGREGATE        AMOUNT OF
        TITLE OF EACH CLASS OF              TO BE       OFFERING PRICE      OFFERING       REGISTRATION
    SECURITIES TO BE REGISTERED(1)      REGISTERED(1)     PER UNIT(2)    PRICE(2)(3)(4)       FEE(5)
- ----------------------------------------------------------------------------------------------------------
Debt Securities(6)....................        --             (10)              --               --
- ----------------------------------------------------------------------------------------------------------
Preferred Stock ($1 par value)(7).....        --             (10)              --               --
- ----------------------------------------------------------------------------------------------------------
Common Stock ($.10 par value)(8)......        --             (10)              --               --
- ----------------------------------------------------------------------------------------------------------
Common Stock Purchase Rights(9).......        --             (10)              --               --
- ----------------------------------------------------------------------------------------------------------
Warrants..............................        --             (10)              --               --
- ----------------------------------------------------------------------------------------------------------
Total.................................   $200,000,000        (10)         $200,000,000        $68,966
- ----------------------------------------------------------------------------------------------------------
==========================================================================================================

- --------------------------------------------------------------------------------

 (1) Subject to Footnote (3), there are being registered hereunder (i) an indeterminate amount of Common Stock, Preferred Stock, Debt Securities and Warrants issuable in primary offerings, (ii) an indeterminate amount of Common Stock and Preferred Stock issuable upon conversion of Debt Securities and Preferred Stock registered hereunder, and (iii) an indeterminate amount of Common Stock, Preferred Stock and Debt Securities issuable upon exercise of Warrants registered hereunder.

 (2) In U.S. dollars or the equivalent thereof in one or more foreign currencies or composite currencies. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance of the securities registered hereunder.

 (3) Estimated solely for the purpose of calculating the registration fee. In no event will the aggregate maximum offering price of all securities issued under this Registration Statement exceed $200,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in proceeds of $200,000,000 to the Registrant.

 (4) With respect to Debt Securities, excluding accrued interest and accrued amortization of discount, if any, to the date of delivery.

 (5) The registration fee has been calculated in accordance with Rule 457(o) of the Securities Act.

 (6) Debt Securities may be issued in primary offerings and/or upon exercise of Warrants registered hereby.

 (7) Shares of Preferred Stock may be issued in primary offerings, upon conversion of Debt Securities registered hereby, and/or upon exercise of Warrants registered hereby.

 (8) Shares of Common Stock may be issued in primary offerings, upon conversion of Debt Securities and/or Preferred Stock registered hereby, and/or upon exercise of Warrants registered hereby. The aggregate amount of Common Stock registered hereby is limited to that which is permissible under Rule 415(a)(4) under the Securities Act. Shares of Common Stock are accompanied by the Company's Common Stock Purchase Rights which, until the occurrence of any of certain prescribed events, are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with the Company's Common Stock.

 (9) The Company's Common Stock Purchase Rights accompany shares of the Company's Common Stock and, until the occurrence of any of certain prescribed events, are not exercisable, are evidenced by the certificates for the Common Stock and are transferred along with and only with the Company's Common Stock.

(10) Omitted pursuant to General Instruction II(D) of Form S-3 under the Securities Act.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE
ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 10, 1996

PROSPECTUS

                           BEVERLY ENTERPRISES, INC.

  LOGO                                  $200,000,000

                       Debt Securities, Preferred Stock,
                           Common Stock and Warrants

     Beverly Enterprises, Inc. ("Beverly" or the "Company") may from time to time offer in one or more series (i) secured or unsecured debt securities (the "Debt Securities") which may be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"),
(ii) shares of its preferred stock, par value $1 per share (the "Preferred Stock"), (iii) shares of its common stock, par value $.10 per share (the "Common Stock"), and (iv) warrants to purchase Common Stock (the "Warrants"), with an aggregate initial public offering price of up to $200,000,000 on terms to be determined at the time of sale. The Debt Securities, Preferred Stock, Common Stock and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, denominations, maturity, premium, rate and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms of subordination, terms for security, terms for conversion or exchange into other securities and the initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, the initial public offering price; (iii) in the case of Common Stock, the initial public offering price; and (iv) in the case of Warrants, where applicable, the duration, offering price, exercise price and detachability, will be set forth in the accompanying Prospectus Supplement.

     The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculable from the information set forth, in a Prospectus Supplement. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS IS                , 1996.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE AND THE PACIFIC STOCK EXCHANGE (IN THE CASE OF COMMON STOCK), IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                             ---------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock is listed on the New York and Pacific Stock Exchanges and similar information concerning the Company can be inspected and copied at the offices of the New York and Pacific Stock Exchanges.
                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

          a. Annual Report on Form 10-K for the year ended December 31, 1995.

          b. The Company's Proxy Statement dated May 2, 1996 (except for the information under the captions "Compensation Committee Report on Executive Compensation" and "Performance Graph").

          c. Current Report on Form 8-K dated January 30, 1996.

          d. All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Exchange Act since the Company's year ended December 31, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under
Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests should be directed to Beverly Enterprises, Inc., Attention: Robert W. Pommerville, Esq., 5111 Rogers Avenue, Suite 40-A, Fort Smith, Arkansas 72919-0155, telephone (501) 452-6712.

                                  THE COMPANY

     The Company is the largest operator of nursing facilities in the United States, providing care to more of the nation's elderly than any other long-term care company in the United States. At March 31, 1996, the Company operated 666 nursing facilities with 73,432 licensed beds. The facilities are located in 33 states and the District of Columbia, and range in capacity from 20 to 355 beds. At March 31, 1996, the Company also operated 53 institutional pharmacies and pharmacy-related outlets, 33 assisted living centers (containing 927 units), 11 transitional hospitals (containing 601 beds), 11 hospices and four home health care entities. The Company's facilities had average occupancy of 87.4% for the three months ended March 31, 1996 and 88.1%, 88.5% and 88.5% during the years ended December 31, 1995, 1994 and 1993, respectively.

     Beverly was incorporated in Delaware on July 31, 1987, in connection with a reorganization of its predecessor, Beverly Enterprises, a California corporation incorporated in 1964, which became a subsidiary of Beverly and changed its name to Beverly California Corporation ("Beverly California"). References herein to "Beverly" or the "Company" are to Beverly, its subsidiaries and such predecessor, or to any of them, depending on the context. The Company's principal executive office is located at 5111 Rogers Avenue, Suite 40-A, Fort Smith, Arkansas 72919-0155, telephone number (501) 452-6712.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
               TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     The Company's ratio of earnings to fixed charges for the quarters ended March 31, 1996 and 1995 were 1.66 and 1.78, respectively, and for the years ended December 31, 1994, 1993, 1992 and 1991 were 1.92, 1.63, 1.03 and 1.25, respectively. Earnings were inadequate to cover fixed charges by $9,726,000 for the year ended December 31, 1995. The Company's ratio of earnings to combined fixed charges and preferred dividends for the quarters ended March 31, 1996 and 1995 were 1.66 and 1.62, respectively, and for the years ended December 31, 1994, 1993 and 1991 were 1.75, 1.51 and 1.21, respectively. Earnings were inadequate to cover combined fixed charges and preferred dividends by $19,836,000 and $7,391,000 for the years ended December 31, 1995 and 1992, respectively.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before income taxes, extraordinary charge and cumulative effect of change in accounting for income taxes. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt discounts and issue costs. Preferred dividends consist of cash dividend requirements on Preferred Stock and the accretion in carrying value of the Company's Preferred Stock, if any, to equal the redemption amount, each increased to an amount representing the pretax earnings that would be required to cover such requirement.

                                USE OF PROCEEDS

     The Company currently has no specific plans for the use of the net proceeds from the sale of Offered Securities. However, the Company currently anticipates that any such proceeds would be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, repayment of indebtedness and acquisitions. When any Offered Securities are offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Offered Securities. [Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other securities.]

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Senior Debt Securities will either be issued under an Indenture (the "Senior Indenture") to be entered into between the Company and a trustee (the "Senior Trustee") or will be issued under an indenture (the "Note Indenture") to be entered into between the Company and a trustee (the "Note Trustee") having covenants described below under "-- Certain Covenants relating to Senior Debt Securities Issued under the Note Indenture." The Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into between the Company and a trustee (the "Subordinated Trustee"). Copies of such indentures are filed as exhibits to the Registration Statement. Unless the context otherwise requires, each of the Senior Indenture, the Note Indenture and the Subordinated Indenture is referred to herein as the "Indenture."

     The following presents a summary of certain provisions of the Indenture. Such summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture including the definitions therein of certain terms. Wherever defined terms of the Indenture are referred to, it is intended that such defined terms shall be incorporated herein by reference.

     The Debt Securities are obligations exclusively of the Company, which is a holding company. Since the operations of the Company are currently conducted through subsidiaries, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are dependent upon the earnings and cash flow of such subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds by such subsidiaries to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.

     The Debt Securities will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any of such subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     At December 31, 1995, there was approximately $535 million of trade payables and other liabilities of consolidated subsidiaries and approximately $338 million of undiscounted future minimum rental payments under non-cancellable operating leases of consolidated subsidiaries, to which the Debt Securities would be effectively subordinated. In addition, at December 31, 1995, there was approximately $934 million of senior indebtedness (as defined) of the Company, to which the Subordinated Debt Securities would be subordinated pursuant to the terms of the Indenture.

GENERAL

     The amount of any series of Debt Securities offered by this Prospectus will be limited to the amount on the cover of the accompanying Prospectus Supplement. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in series. The Subordinated Debt Securities will be subordinate in right of payment to senior indebtedness (as defined) of the Company.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities for the terms of such Debt Securities, including, where applicable: (1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) the date or dates on which the Debt Securities will mature; (4) the rate or rates per annum at which the Debt Securities will bear interest, if any, or the formula or provision pursuant to which such rate or rates are determined and the date from which such interest, if any, will accrue; (5) the Person to whom any interest on a Debt Security of the series shall be payable, if other than the Person in whose name that Debt Security is registered at the close of business on the Regular Record Date for such interest; (6) the place or places where the principal of and premium, if any, and interest on any of such Debt Securities will be payable;
(7) the dates on which such interest, if any, on the Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (8) any mandatory or optional sinking fund or analogous provisions; (9) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (10) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (11) if the amount of principal of or premium, if any, or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (12) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or premium, if any, or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (13) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or premium, if any, or interest on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (14) if the principal of or premium, if any, or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (15) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (16) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (17) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "-- Defeasance and Covenant Defeasance -- Defeasance and Discharge" or "-- Defeasance and Covenant Defeasance -- Covenant Defeasance", or under both such captions; (18) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "-- Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged in whole or in part for Debt Securities registered, any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (19) any terms by which any Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (20) any addition to or change in the covenants in the Indenture described under "Restrictive Covenants" applicable to any of such Debt Securities; (21) whether such Debt Securities are subordinate to any other unsecured indebtedness of the Company; and (22) any other terms of the series of Debt Securities.

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. Special Federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and integral multiples thereof. Debt Securities may be presented for registration of transfer and exchange at the office or agency of the Company designated as Registrar or co-Registrar and referred to in an applicable Prospectus Supplement, without service charge and upon payment of all taxes, assessments or other governmental charges as described in the Indenture.

     Unless otherwise provided in the applicable Prospectus Supplement, principal of, premium, if any, and interest on Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office of the Trustee, except that, at the option of the Company, interest may be paid by mailing a check to the address of the person entitled thereto as such address appears on the Security Register.

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

     The Indenture defines an Event of Default as, with respect to the Debt Securities of any series: (i) default in payment of principal of, or premium, if any, on any Debt Securities of such series at maturity; (ii) default for 30 days in payment of principal of or premium, if any, of any Debt Securities of such series upon redemption or purchase by the Company at the option of the Holder;
(iii) default for 30 days in payment of any interest on any Debt Securities of such series; (iv) default for 60 days after notice of failure to perform any other covenant in the Debt Securities of such series or contained in the Indenture for the benefit of the Debt Securities of such series; (v) a default not being contested by the Company in good faith on any other mortgage, indenture or instrument under which there may be issued, secured or evidenced any indebtedness of the Company in excess of an amount specified in the related Prospectus Supplement, which amount shall have become due and payable as a result of such default; or (vi) certain events of bankruptcy, insolvency, receivership or reorganization.

     The Indenture provides that, if an Event of Default shall have happened and be continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of 25% in principal amount of the Debt Securities of such series then Outstanding may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Notes, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of such series to be due and payable immediately. Upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of, premium, if any, or interest on the Debt Securities of such series) may be waived by the Holders of a majority in principal amount of the Debt Securities of such series then Outstanding.

SUBORDINATION TERMS

     The payment of the principal of, premium, if any, and interest on any series of Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture relating thereto, be subordinated in right of payment, to the extent set forth in the Indenture, to the prior payment in full of all Senior Indebtedness (as defined below) of the Company. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than the Holders of the Subordinated Debt Securities. There are no restrictions in the Subordinated Indenture on the amount of senior indebtedness or any other indebtedness that may be issued by the Company, and it is expected that the Subordinated Debt Securities will be subordinate to substantially all future indebtedness of the Company. No payment on account of principal of, premium, if any, or interest on the Subordinated Debt Securities may be made unless all amounts then due for principal of, premium, if any, sinking fund requirements or interest on, any Senior Indebtedness have been paid or duly provided for; and no payment on account of principal of, premium, if any, or interest on, the Subordinated Debt Securities may be made if there shall exist at the time of payment or immediately after giving effect thereto any event of default with respect to any Senior Indebtedness permitting acceleration of maturity of such Senior Indebtedness (except redemption payments if the mailing of notice of redemption was made prior to such default). Upon any distribution of the assets of the Company upon any dissolution, winding up, liquidation, or reorganization of the Company, the holders of Senior Indebtedness will be entitled to receive payment in full before Holders of the Subordinated Debt Securities are entitled to receive any payment.

     Senior Indebtedness is defined in the Subordinated Indenture as the principal of, premium, if any, and unpaid interest on (a) indebtedness for borrowed money (other than the Company's 7 5/8% Convertible Subordinated Debentures Due 2003 and the Company's 5 1/2% Convertible Subordinated Debentures due 2018 with which the Subordinated Debt Securities will rank pari passu) for the payment of which the Company is responsible or liable or the payment of which the Company has guaranteed, whether such indebtedness is outstanding as of the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed by the Company, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is specifically provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities, (b) capital lease obligations determined in accordance with generally accepted accounting principles, (c) any obligation of the Company to reimburse banks pursuant to letters of credit extended by such banks, advances made by such banks and other credit arrangements entered into with such banks in connection with tax exempt obligations issued for the benefit of the Company, and (d) renewals, extensions, modifications and refundings of any such indebtedness or obligations.

CERTAIN COVENANTS RELATING TO SENIOR DEBT SECURITIES ISSUED UNDER THE NOTE INDENTURE

     Right of Repurchase Upon Death. The Senior Debt Securities issued under the
Note Indenture (the "Notes") will provide that the Company, upon the death of any holder of Notes, will repurchase such holder's Notes (up to the principal amount per calendar year per holder set forth in the Prospectus Supplement relating thereto, plus accrued interest), if (1) the Notes have been registered in the holder's name since the original date of issuance or for a period of six months prior to the date of such holder's death, whichever is less; (2) the Company will not, after giving effect to such repurchase, have made repurchases of deceased holders' Notes of such series in aggregate amount exceeding the principal amount in any one calendar year period set forth in the Prospectus Supplement relating thereto (if such aggregate principal amount exceeds such amount, the Note Trustee will repay such Notes up to such aggregate principal amount in the order in which such requests for repurchase were received); (3) the Note Trustee has been notified in writing of the request for repurchase within one year after the holder's death (and if less than all of such holder's Notes are repurchased pursuant to such initial request, the Note Trustee has been notified in writing of subsequent requests for repurchase of additional Notes of such holder within one year after any such preceding notice); and (4) the Company is not subject to any law, regulation, agreement or administrative directive preventing such repurchase. Notes for which such repurchase is requested shall, subject to the limitations described above, be repurchased at 100% of the principal amount thereof, together with interest accrued to the Repayment Date, within 30 days following receipt by the Note Trustee of the following: (i) a written request for repurchase signed by a duly authorized representative of the deceased holder, which shall indicate the name of the deceased holder, the date of death and the principal amount of the Notes to be repurchased; (ii) the certificates representing the Notes to be repurchased; and
(iii) evidence satisfactory to the Note Trustee of the death of the deceased holder and evidence of the authority of the representative to the extent required by the Note Trustee. Authorized representatives of a deceased holder shall include executors, administrators or other legal representatives of an estate, trustees of a trust, joint owners of Notes owned in joint tenancy or tenancy by the entirety, custodians, conservators, guardians, attorneys-in-fact and other persons generally recognized as having legal authority to act on behalf of another.

     The death of a person owning a Note in joint tenancy or tenancy in the entirety with another or others shall be deemed the death of the holder of the Note, and the entire principal amount of the Note so held shall be subject to repurchase, together with interest accrued thereon to the Repayment Date. The death of a person owning a Note by tenancy in common shall be deemed the death of a holder of a Note only with respect to the deceased holder's interest in the Note so held by tenancy in common, except that in the event a Note is held by husband and wife as tenants in common, the death of either shall be deemed the death of the holder of the Note and the entire principal amount of the Note so held shall be subject to repurchase, together with interest accrued thereon to the Repayment Date. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a Note, will be deemed the death of the holder thereof for purposes of this provision, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Note Trustee. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Acts, community property or other joint ownership arrangements between a husband and wife, and trust arrangements where one person has substantially all of the beneficial ownership interests in the Note during his or her lifetime.

     Repurchase of Notes at Option of Holder in Event of Fundamental Structural Change. In the event that there shall occur a Fundamental Structural Change (as defined below) of the Company, then each holder may present his Notes (or any portion thereof which is $1,000 in amount or any integral multiple thereof) for repurchase prior to maturity at 100% of their principal amount plus accrued interest (but without any premium). Exercise of this repurchase option by a holder is irrevocable and is not subject to any individual or aggregate limitations on the holders' right of repurchase. Neither the Company nor the Note Trustee have the ability to waive the Company's obligation to repurchase a holder's Notes upon request in the event of a Fundamental Structural Change. The Company shall give notice of the Fundamental Structural Change within 30 days of its occurrence and, in order to exercise the repurchase option, a holder must deliver to the Note Trustee by the 90th day after the occurrence of such change
(i) written notice of such holder's repurchase, in form satisfactory to the Note Trustee, signed by the holder or his duly authorized representative and (ii) the Notes to be repurchased, free and clear of any liens or encumbrances of any kind. The Company shall repurchase the Notes on the date which is 100 days after the occurrence of the Fundamental Structural Change which triggered the repurchase option.

     A "Fundamental Structure Change" shall occur if: (i) the Company shall cease to be a reporting company under Sections 13 or 15(d) of the Exchange Act;
(ii) the Company or any other person which owns, directly or indirectly, a majority of the Common Stock of the Company (each such person being a "Holding Company") shall consolidate with or merge into any other corporation or partnership, or convey, transfer or lease all or substantially all of its assets to any person; (iii) any person shall consolidate with or merger into the Company or any Holding Company pursuant to a transaction in which at least a majority of the Common Stock of the Company or the common stock of such Holding Company then outstanding is changed or exchanged; (iv) any person shall purchase or otherwise acquire in one or more transactions beneficial ownership of 50% or more of the Common Stock of the Company or of the common stock of any Holding Company outstanding on the date immediately prior to the last such purchase or other acquisition; (v) the Company or any subsidiary of the Company shall purchase or otherwise acquire in one or more transactions during the 12-month period preceding the date of the last such purchase or other acquisition an aggregate of 30% or more of the Common Stock of the Company outstanding on the date immediately prior to the last such purchase or acquisition; (vi) any Holding Company or any subsidiary of such Holding Company (including the Company) shall purchase or otherwise acquire in one or more transactions during the 12-month period preceding the date of the last such purchase or other acquisition an aggregate of 30% or more of the common stock of such Holding Company outstanding on the date immediately prior to the last such purchase or other acquisition; or (vii) the Company or any Holding Company shall make a distribution of cash, property or securities to holders of common stock of such person (including by means of dividend, reclassification or recapitalization) which, together with all other such distributions during such 12-month period preceding the date of such distribution, has an aggregate fair market value in excess of 30% of the stockholders' equity of the Company or the stockholders' equity of such person outstanding on the date immediately prior to such distribution. Notwithstanding the foregoing, the occurrence of the events described in (ii), (iii), (iv), (v), (vi) and (vii) will not be deemed a "Fundamental Structural Change" unless the Company's consolidated stockholders' equity after any such event shall be decreased to less than $400,000,000.

     Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of conveyance, transfer or lease of less than all of the Company's assets to another person may be uncertain.

     Except as may be provided in any Prospectus Supplement, the Note Indenture does not contain any other provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover or similar transaction. Accordingly, while the definition of a "Fundamental Structural Change" covers a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Note Indenture does not afford the holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     To the extent that this right of repurchase by a holder of Notes in the event of a Fundamental Structural Change constitutes a tender offer under
Section 14(e) of the Exchange Act and the rules thereunder, the Company will comply with all applicable tender offer rules.

CONVERSION RIGHTS

     The Debt Securities may be convertible into Common Stock of the Company on the terms and subject to the conditions set forth in the applicable Prospectus Supplement. The right to convert Debt Securities called for redemption will terminate at the close of business on the business day immediately preceding the date fixed for redemption, unless the Company defaults in making the payment due upon redemption, and will be lost if not exercised prior to that time. The conversion price will be subject to adjustment in case of certain events, including (i) the subdivision, combination or reclassification of the outstanding Common Stock of the Company, (ii) the issuance of Common Stock as a dividend or distribution on Common Stock, (iii) the issuance of rights or warrants (expiring within 45 days after the record date) to all holders of Common Stock entitling them to acquire shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at less than the then current market price (as defined in the Indenture) of the Common Stock, (iv) the distribution to all holders of Common Stock of shares of any class other than Common Stock, or debt securities or assets (excluding regular quarterly cash dividends or distributions) or rights or warrants to purchase assets or securities of the Company (other than those referred to above), (v) the issuance (with certain exceptions) of Common Stock or securities convertible into, or exchangeable for, Common Stock at less than the current market price of the Common Stock or (vi) certain mergers, consolidations or sales of assets. There will be no upward adjustment in the conversion price except in the event of a reverse stock split. The Company will not be required to make any adjustment in the conversion price of less than 1% of such price, but the same will be carried forward and taken into account in the computation of any subsequent adjustment.

     The Company will not be required to issue fractional shares of Common Stock but will pay a cash adjustment in lieu thereof. Debt Securities surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Debt Securities called for redemption) must be accompanied by payment of an amount equal to the interest thereon payable on such Interest Payment Date. In the case of any Debt Security which has been converted after any Regular Record Date but on or before the next Interest Payment Date (except Debt Securities called for redemption within such period), the interest payable on such Interest Payment Date shall be paid notwithstanding such conversion, and such interest shall be paid to the Holder of such Debt Security on such Regular Record Date. Except as described above, no interest on converted Debt Securities will be payable by the Company on any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

     Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends under the Internal Revenue Code to Holders of Debt Securities or to holders of Common Stock.

     In case of any reclassification (excluding those referred to above), merger, consolidation or sale of substantially all the assets of the Company, as an entirety, the Holder of each Outstanding Debt Security shall have the right to convert such Debt Security only into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which such Debt Securities might have been converted immediately prior to the effective date of the transaction.

MODIFICATION OF INDENTURE

     With the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected, the Trustee and the Company may execute a supplemental indenture or indentures to add provisions to, or change in any manner or eliminate any provisions of, the Indenture or modify in any manner the rights of the Holders of the Debt Securities; provided, however, that, without the consent of the Holder of each Outstanding Debt Security affected thereby, no such supplemental indenture shall
(1) extend the stated maturity of any Debt Security or the date for repurchase of any Debt Security at the option of the Holder, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or any premium thereon or the amount payable thereon upon the redemption thereof, or the amount payable thereon in the event of acceleration or the amount payable thereof in bankruptcy, (2) reduce the aforesaid percentage of Debt Securities of any series the Holders of which are required to consent to any such supplemental indenture, or (3) make any change that adversely affects the right to convert or the conversion price for any Debt Security; provided further that no such supplemental indenture shall modify or eliminate the subordination provisions of the Indenture in any manner that might terminate or impair the subordination of the Debt Securities to senior indebtedness without the prior written consent of the holders of the senior indebtedness.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, or both would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met.

GLOBAL SECURITIES

     Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

     Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

     As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and premium, if any, and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and others matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Security may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and premium, if any, and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in the city of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium, if any, or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof.

DEFEASANCE AND COVENANT DEFEASANCE

     If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions relating to defeasance and discharge of indebtedness or the provisions relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities of any series, or to any specified part of a series.

     Defeasance and Discharge. The Indenture will provide that, upon the Company's exercise of its option (if any) to have the provisions relating to defeasance and discharge of indebtedness applied to any Debt Securities, the Company will be discharged from all its obligations, and, in the case of Subordinated Debt Securities, the provisions of [Article Fifteen] of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

     Defeasance of Certain Covenants. The Indenture will provide that, upon the Company's exercise of its option (if any) to have the provisions relating to the defeasance of certain restrictive covenants apply to any Debt Securities, the Company may omit to comply with certain restrictive covenants, including those described under "Consolidation, Merger and Sale of Assets" and any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, will be deemed not to be or result in an Event of Default, and in the case of Subordinated Debt Securities the provisions of [Article Fifteen] of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel satisfying the requirements of the Indenture, to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities at the time of any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

REGARDING THE TRUSTEE

     The Indenture requires the Company to file annually with the Trustee a certificate either stating the absence of any default or specifying any default that exists. The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give to the Holders of the Debt Securities of any series notice of all uncured defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest on any of the Debt Securities, the Trustee shall be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities. The term "default" for the purpose of this provision only shall mean the happening of any of the Events of Default specified below excluding any grace periods.

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of any series before proceeding to exercise any right or power under the Indenture at the request of such Holders. The Indenture provides that the Holders of a majority in principal amount of the Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that the Trustee may decline to act if such direction is contrary to law or if the Trustee determines in good faith that the proceeding so directed would be illegal or would involve it in personal liability or would be unjustly prejudicial to the Holders of the Debt Securities of such series not consenting.

                          DESCRIPTION OF COMMON STOCK

  COMMON STOCK

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock by the Company. The statements below describing the Common Stock are in general terms and are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Restated Certificate of Incorporation, as amended, and Amended By-laws.

     The Company has the authority to issue 325,000,000 shares of capital stock, of which 300,000,000 are Common Stock, par value $.10 per share, and 25,000,000 are Preferred Stock, par value $1 per share. At March 31, 1996, the Company had outstanding 99,921,227 shares of Common Stock and no shares of Preferred Stock.

     Holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors, subject to the preference of any outstanding series of Preferred Stock, and are entitled to cast one vote per share on all matters voted upon by stockholders. There is no cumulative voting for the election of directors and the Common Stock does not have any preemptive rights. Upon liquidation of the Company, holders of Common Stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for liabilities and amounts owing with respect to any outstanding series of Preferred Stock. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on any series of Preferred Stock ranking prior to the Common Stock as to the payment of dividends. See "Description of Preferred Stock." The Company is subject to certain restrictions under its 9% Senior Notes due 2006 and under its banking arrangements related to the payment of dividends on its Common Stock.

     The Registrar and Transfer Agent for the Common Stock is The Bank of New York.

  COMMON STOCK PURCHASE RIGHTS

     On September 29, 1994 pursuant to the Company's Stockholders Rights Plan, as amended (the "Plan"), the Board of Directors declared a dividend of one right (a "Right") for each share of Common Stock outstanding at the close of business on November 2, 1994. Each Right entitles the holder to purchase from the Company one share of Common Stock at a price of $70 per share, subject to adjustment. The Rights do not become exercisable or transferable apart from the Common Stock until the earlier of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of fifteen (15%) percent or more of the shares of Common Stock or (ii) ten (10) days following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of fifteen (15%) percent or more of the shares of Common Stock (the earlier of (i) and (ii) being called the "Distribution Date"). The Plan provides that the Board of Directors may postpone the Distribution Date, but until the Distribution Date, the Rights will be transferred, with and only with, the shares of Common Stock.

     If any person or group becomes an Acquiring Person or if the Company is the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Common Stock was not changed or exchange, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise, the number of shares of Common Stock having a market value of two times the then current exercise price of the Right. If, after the Rights have become exercisable, the Company has been acquired in a merger or other business combination in which the Company is not the surviving corporation or in which fifty (50%) percent or more of the assets or earning power is sold, each holder of a Right (other than the Acquiring Person and related persons) will be entitled to receive, upon exercise, common stock of the acquiring company having a value of two times the exercise price of one Right.

     Redemption of the Rights (as well as elimination of the Plan) will be submitted to a binding stockholder vote if an offer for all outstanding shares meeting certain conditions, as described below, is made and within sixty (60) days thereafter, the Board of Directors has not either redeemed the Rights or approved a financially superior alternative transaction. The Board must redeem the Rights in whole, but not in part, at a price of $.01 per Right if holders of a majority of the outstanding Common Stock vote to request such redemption to allow the completion of that offer or a financially superior offer, thereby providing the stockholders the power to cause the redemption of the Rights to allow completion of an offer meeting the specified conditions, regardless of the Board of Directors' position on that offer.

     The conditions of the offer that would trigger a stockholder referendum are as follows: (i) the offer must be for all outstanding shares of Common Stock at the same price; (ii) the portion of the offer that is for cash must be fully financed; (iii) any portion of the offer that is non-cash consideration must be in the form of New York Stock Exchange listed securities and the offer must provide tax-deferred treatment for stockholders; and (iv) the offer cannot be subject to financing, funding or due diligence conditions.

     [According to publicly filed reports and other information available to the Company, a majority of the outstanding Common Stock is currently beneficially owned by institutional stockholders, thereby giving such institutional stockholders effective control over any redemption decision. The Company is unable to predict what percentage of the Company's outstanding Common Stock will be held by institutional holders in the future, or how any of its stockholders, including institutional holders, will vote on any proposed redemption submitted for a stockholder vote under the Plan.]

     The Plan expires at the 1998 annual meeting of the Company's stockholders unless holders of a majority of the shares voting at such meeting vote affirmatively to extend the term of the Plan. If the stockholders approve the extension at such meeting, the Plan will expire at the 2001 annual meeting of the Company's stockholders.

     The Plan may discourage certain mergers, tender offers or other purchases of Common Stock and certain proxy contests which some or even a majority of stockholders might deem to be advantageous. The Plan may also discourage the accumulation of substantial investments in the Common Stock by stockholders who do not intend to affect a change in control of the Company. By deterring possible changes in control, the Board of Directors and management may thus benefit from a more secure tenure.

     There is no provision contained in the Company's Restated Certificate of Incorporation or Amended By-laws or in any applicable law which affords the protection provided by the Plan in assuring that the Board of Directors can negotiate with a bidder on the stockholders' behalf in order to prevent, among other things, a person or group from accumulating a substantial block of the Common Stock and then making a bid at an inadequate price for any remaining shares of the Common Stock.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Common Stock. Warrants may be issued independently or together with any securities offered by any Prospectus Supplement and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements are set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the number of shares of Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the securities with which such Warrants are issued and the number of such Warrants issued with each such security; (6) if applicable, the date on and after which such Warrants and the related securities will be separately transferable; (7) the price at which the Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain Federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 25,000,000 shares of Preferred Stock, par value $1 per share, none of which are outstanding.

     Under the Company's Restated Certificate of Incorporation, the Board of Directors may from time to time establish and issue one or more additional series of Preferred Stock and fix the designations, powers, preferences and rights of the shares of such series and the qualification, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, of any wholly unissued series of shares of Preferred Stock. Any such series may rank junior to, on a parity with or senior to any other then existing series of Preferred Stock with respect to dividends, distributions and liquidation, and any such series may have greater or lesser voting rights than any other series of Preferred Stock.

     Because the Company is a holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of the Preferred Stock, to participate in any distribution of the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. The principal sources of the Company's revenues are derived from its operating subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts or to make any funds available to the Company, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in general terms and are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Restated Certificate of Incorporation (including the applicable Certificate of Designation) and Amended By-laws.

DIVIDENDS

     Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of any series for any period unless full dividends (including accumulated dividends, if applicable) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the shares of Preferred Stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of preferred stock ranking on a parity as to dividends shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends (including accumulated dividends, if applicable) per share on the shares of Preferred Stock of such series and such other series of preferred stock bear to each other. Holders of shares of Preferred Stock of any series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends (including accumulated dividends, if applicable), payable as herein provided, on the Preferred Stock of such series and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears. Except as provided in the second preceding sentence, unless full dividends (including accumulated dividends, if applicable) on the Preferred Stock of any series have been declared and paid or set apart for payment for all past dividend periods, no dividends (other than in Common Stock or another stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     The shares of Preferred Stock will be redeemable at the option of the Company, as a whole or in part, at the times and at the redemption prices set forth in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless the full dividends (including accumulated dividends, if applicable) on all outstanding shares of Preferred Stock of any series shall have been paid or contemporaneously are declared and paid for all past dividend periods, no shares of Preferred Stock of such series shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series, and, unless the full dividends (including accumulated dividends, if applicable) on all outstanding shares of Preferred Stock of any series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation.)

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company. After the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any stock over which the Preferred Stock of any series has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Stock shall be entitled to be paid in full an amount equal to the stated value per share (as set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay such amount on all outstanding shares of Preferred Stock of any series and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with the Preferred Stock of such series in the distribution of assets, then the holders of the Preferred Stock of such series and of all other such classes or series shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

     If such payment shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     So long as any shares of any series of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of all shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the

Company's Restated Certificate of Incorporation, as amended, or of the resolutions contained in the Certificate of Designation for such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     The Company's Restated Certificate of Incorporation may be amended to increase the number of authorized shares of preferred stock without the vote of the holders of outstanding shares of Preferred Stock.

CONVERSION RIGHTS

     The Prospectus Supplement for any series of Preferred Stock will state whether shares in that series are convertible into Common Stock. See "Description of Common Stock," above. Unless otherwise provided in the applicable Prospectus Supplement, if a series of Preferred Stock is convertible into shares of Common Stock ("Convertible Preferred Stock"), holders of such Convertible Preferred Stock will have the right, at their option and at any time, to convert any of such Convertible Preferred Stock, initially at the conversion price set forth in the Prospectus Supplement relating to such Convertible Preferred Stock, provided that, if such series of Convertible Preferred Stock is called for redemption, the conversion rights pertaining thereto will terminate at the close of business on the business day immediately preceding the date fixed for redemption. The Company will not be required to issue fractional shares of Common Stock but will pay a cash adjustment in lieu thereof.

     Unless otherwise indicated in the applicable Prospectus Supplement, the conversion price is subject to adjustment in certain events, including (i) the subdivision, combination or reclassification of the outstanding Common Stock of the Company, (ii) the issuance of Common Stock as a dividend or distribution on Common Stock, (iii) the issuance of rights or warrants (expiring within 45 days after the record date) to all holders of Common Stock entitling them to acquire shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at less than the then current market price (as defined in the Certificate of Designation for such series of Convertible Preferred Stock) of the Common Stock, (iv) the distribution to all holders of Common Stock of shares of any class other than Common Stock, or debt securities or assets (excluding regular quarterly cash dividends or distributions) or rights or warrants to purchase assets or securities of the Company (other than those referred to above), (v) the issuance (with certain exceptions) of Common Stock or securities convertible into, or exchangeable for, Common Stock at less than the current market price of the Common Stock or (vi) certain mergers, consolidations or sales of assets. There will be no upward adjustment in the conversion price except in the event of a reverse stock split. The Company will not be required to make any adjustment in the conversion price of less than 1% of such price, but the same will be carried forward and taken into account in the computation of any subsequent adjustment.

     Shares of Preferred Stock surrendered for conversion during the period from the close of business on any record date next preceding any dividend payment date to the opening of business on such dividend payment date (except shares of Preferred Stock called for redemption) must be accompanied by payment of an amount equal to the dividend or distribution on such payment date on the shares of Preferred Stock so converted. In the case of any shares of Preferred Stock which have been converted after any record date but on or before the next dividend payment date (except shares of Preferred Stock called for redemption within such period), the dividend or distribution payable on such payment date shall be paid notwithstanding such conversion, and such dividend shall be paid or distribution made to the holder of such shares of Preferred Stock on such record date. Except as described above, no dividend or distribution on converted shares of Preferred Stock will be payable by the Company on any dividend payment date subsequent to the date of conversion. No other payment or adjustment for dividends or distributions is to be made upon conversion.

     Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends under the Internal Revenue Code to holders of Preferred Stock or to holders of Common Stock.

     In case of any reclassification (excluding those referred to above), merger, consolidation or sale of substantially all the assets of the Company, as an entirety, the holder of each outstanding share of Preferred Stock shall have the right to convert such share only into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to the effective date of the transaction.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the

Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of Beverly Enterprises, Inc. at December 31, 1995 and for each of the three years in the period ended December 31, 1995 appearing in Beverly Enterprises, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discount, are as follows:

    Securities and Exchange Commission registration fee.......................   $ 68,966
    National Association of Securities Dealers, Inc. filing fee...............     20,500
    Rating Agency fees........................................................
    Printing and engraving expenses...........................................
    Legal fees and expenses...................................................
    Accounting fees and expenses..............................................
    Blue Sky fees and expenses................................................
    Trustees' fees and expenses...............................................
    Miscellaneous.............................................................
                                                                                 --------
              Total...........................................................   $
                                                                                 ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses actually and reasonably incurred in connection with any action, suit or proceeding when such individual is successful on the merits or otherwise in such litigation or proceedings, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any action, suit or proceeding (other than any action by or in the right of the corporation, which hereinafter will be referred to as a "derivative action") even if such individual is not successful, if he acted in good faith and in a manner such individual reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred in a derivative action, even if such individual is not successful, if he or she acted in good faith and in a manner such individual reasonably believed to be in or not opposed to the best interests of the corporation, provided that indemnification may not be made in the case of derivative actions if the director or officer is adjudged liable to the corporation, unless and only to the extent the court determines that, despite such adjudication but in view of all of the circumstances, such individual is duly and reasonably entitled to indemnification of such expenses. The indemnification described in (ii) and (iii) above may be made only upon a determination by (i) a majority of a quorum of directors who are not parties to such action, suit or proceeding, (ii) under certain circumstances, independent legal counsel, or (iii) the stockholders, that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be advanced by the corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses if it is ultimately determined that the individual is not entitled to be indemnified in connection with the proceeding to which the expenses relate. Under Section 145, except in the case in which a director or officer is successful on the merits or otherwise, indemnification is discretionary.

     The Restated Certificate of Incorporation and the Amended By-Laws of Beverly and the indemnification agreements between the Registrant and its officers and directors (the "Indemnification Agreements") contain provisions regarding the indemnification of officers and directors.

The Restated Certificate of Incorporation of the Registrant ("Beverly" or the "Corporation") states:

                                  ARTICLE XIII

     The Corporation shall indemnify to the full extent permitted by law (such as it presently exists or may hereafter be amended) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

     Any amendment, repeal, or modification of the foregoing paragraph shall not adversely affect any right or protection of such person existing hereunder with respect to any act or omission occurring prior to such amendment, repeal, or modification.

The Amended By-Laws of Beverly state:

                                   ARTICLE VI

                                INDEMNIFICATION

     Section 1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or Officer of the Corporation (or a Director or Officer of Beverly Enterprises, a California corporation ("Beverly California"), prior to the merger of Beverly Merger, Inc., a subsidiary of the Corporation organized under California law, into Beverly California) or is or was serving at the request of the Corporation as a Director, Officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Corporation.

     Section 2. Prepayment of Expenses. The Corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a Director or Officer in his or her capacity as a Director or Officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Director or Officer to repay all amounts advanced if it should be ultimately determined that the Director or Officer is not entitled to be indemnified under this Article or otherwise.

     Section 3. Claims. If a claim for indemnification or payment of expenses under this Article VI is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     Section 4. Nonexclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation of the Corporation, these Amended By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 5. Contracts and Arrangements. The Corporation may enter into contracts providing indemnification to the full extent authorized or permitted by the General Corporation Law of the State of Delaware and may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and other similar arrangements) to ensure the payment of such amounts as may become necessary to effect indemnification pursuant to such contracts or otherwise.

     Section 6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

     The Indemnification Agreements provide (a) for indemnification to the fullest extent permitted by law against any and all expenses (including attorneys' fees and all other costs and obligations of any nature whatever), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any claim, unless a person or body appointed by the Board of Directors of Beverly, (or, under certain circumstances discussed below, Independent Legal Counsel) determines that such indemnification is not permitted under applicable law; (b) for the prompt advancement of expenses to the director or officer, including attorneys' fees and all other costs, fees, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in, or preparing to defend, be a witness in or participate in any threatened, pending or completed action, suit or proceeding, alternate dispute resolution mechanism or any inquiry, hearing or investigation related to the fact that such director or officer is or was a director, officer, employee, agent or fiduciary of Beverly or is or was serving at the request of Beverly as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, and for repayment to Beverly if it is found that such director or officer is not entitled to such indemnification under applicable law; (c) a mechanism through which the director or officer may seek court relief in the event the Board of Directors of Beverly (or other person or body appointed by such Board) determines that the director or officer would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification under the Indemnification Agreement); (d) indemnification against expenses (including attorneys' fees) incurred in seeking to collect from Beverly an indemnity claim or advancement of expenses to the extent successful;
(e) that after a change in control of Beverly all determinations by Beverly regarding a right to indemnity and the right to advancement of expenses shall be made by Independent Legal Counsel (as defined in the Indemnification Agreements) to be selected by the director or officer and approved by the Board (which approval cannot be unreasonably withheld); and (f) Beverly may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and other similar agreements) to ensure payment of indemnifiable amounts.

     Among other things, the Indemnification Agreements provide the indemnified directors and officers with a specific contractual assurance that the rights to indemnification currently provided to them will remain available, regardless of, among other things, any amendment to or revocation of the indemnification provisions in the Restated Certificate of Incorporation or the Amended By-Laws or any change in composition or philosophy of the Board of Directors of Beverly such as might occur following an acquisition or change in control of Beverly. The Indemnification Agreements ensure, in the event of a change of control, that a determination of whether a director or officer is entitled to indemnification and advancement of expenses will not be made by a possibly hostile board. If court assistance to obtain such indemnity is required, the director or officer can receive indemnity against costs incurred in pursuing his or her rights to indemnification. In addition, the Indemnification Agreements guarantee to directors and officers that they will realize the benefit of any subsequent changes in Delaware law relating to indemnification.

     The Indemnification Agreements impose upon Beverly if a change in control has occurred, the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in connection with the termination of actions in certain circumstances. The Indemnification Agreements also provide that a director's or officer's rights thereunder are not exclusive of any other rights he or she may have under Delaware law, directors' and officers' insurance, the Restated Certificate of Incorporation, the Amended By-Laws or otherwise; however, the Indemnification Agreements do prevent double payment. Notwithstanding the above discussion, all terms and rights under the Indemnification Agreements exist only to the extent permitted by applicable law.

     Beverly has in force directors' and officers' liability and company reimbursement insurance covering liability for error, misstatement, misleading statement, act or omission, and neglect or breach of duty claimed against them solely by reason of their being directors or officers of Beverly.

ITEM 16. EXHIBITS

     See Exhibit Index.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas on May 10, 1996.

                                            BEVERLY ENTERPRISES, INC.

                                            By:   /s/  DAVID R. BANKS
                                               ------------------------------
                                                       David R. Banks
                                                   Chairman of the Board
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Banks, Robert W. Pommerville, Scott M. Tabakin and John W. MacKenzie, and each or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any subsequent registration statement pursuant to Rule 462 (including amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------   --------------------------------   -------------
          /s/  DAVID R. BANKS                   Chairman of the Board, Chief        May 10, 1996
  -------------------------------------------   Executive Officer and Director
               David R. Banks

       /s/  BOYD W. HENDRICKSON                 President, Chief Operating          May 10, 1996
  -------------------------------------------   Officer and Director
            Boyd W. Hendrickson

        /s/  SCOTT M. TABAKIN                   Senior Vice President,              May 10, 1996
  -------------------------------------------   Controller, Chief Accounting
             Scott M. Tabakin                   Officer and Acting Chief
                                                Financial Officer
     /s/  BERYL F. ANTHONY, JR.                 Director                            May 10, 1996
  -------------------------------------------
          Beryl F. Anthony, Jr.

        /s/  JAMES R. GREENE                    Director                            May 10, 1996
  -------------------------------------------
             James R. Greene

       /s/  EDITH E. HOLIDAY                    Director                            May 10, 1996
  -------------------------------------------
            Edith E. Holiday

       /s/  JON E. M. JACOBY                    Director                            May 10, 1996
  -------------------------------------------
            Jon E. M. Jacoby
                                                Director                            May   , 1996
  -------------------------------------------
          Risa J. Lavizzo-Mourey

          /s/  LOUIS W. MENK                    Director                            May 10, 1996
  -------------------------------------------
               Louis W. Menk

       /s/  MARILYN R. SEYMANN                  Director                            May 10, 1996
  -------------------------------------------
            Marilyn R. Seymann


                                 EXHIBIT INDEX

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                            NUMBERED
  NUMBER                                 DESCRIPTION                                  PAGE
- ---------- -----------------------------------------------------------------------------------
  *1.1     -- Form of Underwriting Agreement for Debt Securities
  *1.2     -- Form of Underwriting Agreement for Common Stock, Preferred Stock and
              Warrants
   4.1     -- Form of Senior Indenture
   4.2     -- Form of Subordinated Indenture
  *4.3     -- Form of Note Indenture
   4.4     -- Form of Specimen Senior Debt Security (included in Exhibit 4.1)
   4.5     -- Form of Specimen of Subordinated Debt Security (included in Exhibit
              4.2)
  *4.6     -- Form of Specimen of Note (included in Exhibit 4.3)
  *4.7     -- Form of Warrant Agreement
   4.8     -- Form of Common Stock Certificate (incorporated by reference
                             )
  *4.9     -- Form of Preferred Stock Certificate
  *4.10    -- Form of Warrant (included in Exhibit 4.7)
  *5.1     -- Opinion of Latham & Watkins as to validity of Offered Securities
  12.1     -- Computation of Ratio of Earnings to Fixed Charges and to Combined
              Fixed Charges and Preferred Dividends
  23.1     -- Consent of Ernst & Young LLP
 *23.2     -- Consent of Latham & Watkins (included in its opinion filed as Exhibit
              5.1)
  24.1     -- Power of Attorney of Registrant's Directors and Officers
              (incorporated in the signature page on page II-5 in this Registration
              Statement)
 *25.1     -- Statement of Eligibility of Trustee on Form T-1 with respect to
              Senior Indenture
 *25.2     -- Statement of Eligibility of Trustee on Form T-1 with respect to
              Subordinated Indenture
 *25.3     -- Statement of Eligibility of Trustee on Form T-1 with respect to Note
              Indenture

- ---------------

* To be filed by amendment or incorporated by reference in connection with the offering of any Offered Securities.